Exhibit 10.55

PRODUCT HANDLING AGREEMENT

This PRODUCT HANDLING AGREEMENT (sometimes referred to herein as this “Agreement”) is made as of November 1, 2023 (the “Effective Date”), by and between LQR HOUSE, INC. (the “Company”), a Nevada corporation, and KBROS, LLC, (the “Product Handler”), a California corporation.

RECITALS

WHEREAS, the Company and the Product Handler entered into that certain Management Agreement with an effective date of November 1, 2023; and

WHEREAS, the Company, via its subsidiary LQR Acquisition Corp., pursuant to that certain Domain Name Transfer Agreement entered into by and between LQR Acquisition Corp. and Ssquared Spirits LLC, is the owner of all right, title and interest in the domain name www.cwspirits.com (the “Domain”) and the registration thereof with GoDaddy.com; and

WHEREAS, the Company and the Product Handler desire to enter into this Product Handling Agreement to better define the roles between them as it relates to purchase, sale and delivery of Products through and in relation to the Domain; and

WHEREAS, the Company and the Product Handler desire that this Agreement replace the November 1, 2023 Management Agreement retroactive to the effective date of the November 1, 2023 Management Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Recitals. The foregoing recitals are true and correct and are incorporated into and made a part of this Agreement by this reference.

2. Termination of November 1, 2023 Management Agreement. The November 1, 2023 Management Agreement is set aside and otherwise terminated as of the effective date of that agreement. In its place and stead, this Product Handling Agreement shall govern the parties’ relationship as to their performance pursuant to the November 1, 2023 Management Agreement through the date of execution of this Agreement, with the same legal force and effect as if this Agreement had originally been entered into between the parties on that date.

3. Product Handling Services. Commencing as of the Effective Date of this Agreement, Product Handler shall provide to the Company the following services relating to the purchase and delivery (“Handling”) of spirits and other beverage products (referred to herein as “Product” and the “Products”) purchased by customers of the Company through or in relation to websites associated with the Domain (together with any affiliates and/or successor thereto, including but not limited to Bakesale and Slurpp, the “Website”) which is owned by the Company (the “Business” and such services the “Product Handling Services”):

a.	Purchase of Products to be delivered to customers of the Company, delivery of such Products, and related receipt of returns of Products and delivery of replacements of the Products from time to time, necessary for the operation of the Business by the Company, pursuant to orders for the Products by the Company’s customers generated as the result of sales, promotion and marketing of the Products through the Website (sale, promotion and marketing of the Products through the Website is collectively referred to herein as “Processing”). No Product returns shall be processed by Product Handler until such time as the Company issues to Product Handler a return merchandise authorization (“RMA”) relating to said Products;

b.	Acquisition of and delivery to the Company of all copy, images, graphics and other materials from manufacturers and distributors of the Products, and all rights and permissions related to use of the same by the Company, as deemed necessary by the Company from time to time;

c.	Delivery to the Company of such plans, forecasts and reports relating to Handling as the Company may reasonably request from time to time;

d.	Procurement and maintenance of all certificates, licenses, authorizations and registrations required to import, possess, promote, sell, distribute and receive payment for the Products and compliance with all laws, rules and regulations applicable thereto and to the operation of the Website and conduct of sales and Processing of the Products, as reasonably deemed necessary by the Company;

e.	Handling of Products placed through to the Website;

f.	So long as the Product Handler has possession of any personal data of any individual as defined under applicable laws, rules and regulations (together with any such data in the possession of third party vendors engaged by the Product Handler (collectively referred to herein as “Personal Data”), maintenance and implementation of appropriate administrative, technical and physical safeguards and plans to: (i) maintain the security of the Website and the security and confidentiality of all Personal Data; (ii) implementation of reasonable safeguards to protect against threats or hazards to the security or integrity of the Website and Personal Data; and (iii) implementation of reasonable safeguards to protect against unauthorized access to or use of the Website or Personal Data. The Product Handler shall provide the Company on reasonable request and as deemed appropriate by the Company, with copies of such plans and/or summaries of the key provisions of such plans;

g.	Maintenance at the expense of Product Handler of an inventory of the Products sufficient to fulfill all orders placed through the Website on a timely basis;

h.	Preparation, maintenance and provision to the Company from time to time of financial records and information deemed necessary by the Company to prepare its financial statements in accordance with generally accepted accounting principles;

i.	Maintenance of the assets of both the Company and the Product Handler in good repair, order and condition, normal and reasonable wear and tear excepted.

4. Obligations of the Company. The Company shall be responsible for the following:

a.	Provision of Processing and otherwise all services and functions necessary to generating sales through the Website, both directly and through any affiliates of the Company including, but not limited to, LIV Spirts;

b.	Provision and performance of all services and functions necessary for operation of the Business other than those relating to Product Handling or as otherwise specifically enumerated in Paragraph 3 herein including its subparts, including but not limited to selection and employment of all personnel necessary to Product Handling; and

c.	Receipt, accounting and processing of all sales of the Products or as otherwise generated as part of the Business and operation of the Website;

d.	Receipt, accounting and processing of all complaints, charge backs, refunds and disputes of customers of the Website and purchasers of the Products; and

e.	Payment to the Product Handler of sums reasonably necessary purchase of the Products necessary to Handling.

5. Additional Agreements of the Product Handler. The Product Handler agrees that during the term of this Agreement it shall:

a.	Do and permit nothing to be done (which is within the control of the Product Handler) which will or might cause the Business or the Company to operate in an improper or illegal manner;

b.	Do and permit nothing to be done which would cause a default in any of the terms, conditions and obligations of the Company as set forth in any of the Company’s other agreements;

c.	Allow the Company and its employees, attorneys, accountants and other representatives of the Company, full and free access to the Product Handler’s books and records, and to all of the facilities of the Product Handler relating to the Business and Handling for the purpose of ensuring compliance with this Agreement by Product Handler.

d.	The Company has sole discretion of pricing for Products sold through the Website.

6. Compensation.

a.	While the Product Handler is engaged by the Company pursuant to this Agreement, the Company shall pay to Product Handler a monthly fee in the amount of $40,000, payable in advance, with the first payment being due and payable on December 1, 2023 and each succeeding payment being due and payable on the first day of each succeeding calendar quarter during the term of this Agreement (“Base Compensation”).

b.	In addition to the Base Compensation, the Product Handler shall be entitled to Incentive Compensation consisting of monthly Incentive Payments, payable on or before the fifteenth (15th) day of the calendar month immediately following the calendar month with respect to which the amount of the incentive payment is determined, commencing with the calendar month ending on November 30, 2023, in an amount equal to One Hundred Thousand Dollars ($100,000.00) for each One Million Dollars ($1,000,000) of gross revenue generated through sales made on or through the Website (“Website Revenue”) for such calendar month; provided, that, within fifteen (15) days of the filing of each of the Company’s quarterly reports with the U.S. Securities and Exchange Commission (the “SEC”), the amount of such Incentive Payments for the months during the applicable fiscal quarter shall be adjusted, upwards or downwards as the case may be, based on the Website Revenue for the applicable quarter as reported by the Company in its quarterly filing with the SEC for such quarter. Any such downwards adjustment shall require the Product Handler to pay the amount of such downwards adjustment to the Company within ten (10) days of the determination of such adjustment, though at its option and in its sole discretion the Company may set off any such downward adjustment against subsequent Incentive Payments. Any such upwards adjustment shall require the Company to pay the amount of such upwards adjustment to the Product Handler within ten (10) days of the determination of such adjustment. Notwithstanding the foregoing, in no event shall the total amount of the Incentive Payments paid to the Product Handler in any one fiscal year exceed Five Million Dollars ($5,000,000.00).

7. Further Clarification of the Parties’ Roles. Notwithstanding anything in this Agreement to the contrary, the Company is the primary obligor on all orders for the Products as a result of Processing through the Domain and/or Website, and otherwise as part of the Business. Though Product Handler at all times is solely in physical possession of the Products, the Company is solely responsible for any risk of loss of the Products, including but not limited to loss through damage, theft or other peril, and that related to customers and any payment necessary to replace Product purchased by a customer due to loss, damage or defect. The Company shall pay to Product Handler the value of any unsold inventory existing at the end of the prior fiscal year. The parties acknowledge and agree that all purchasers of the Products are in privity only with the Company, not with Product Handler. Notwithstanding anything in this Agreement to the contrary, Product Handler shall not deal directly with any purchasers of the Products, other than to deliver said Products to the Company’s customers, and receive and handle any Product returns and/or replacements.

8. Unsold Inventory. The Company shall indemnify the Product Handler in an amount equal to the value of any unsold inventory existing at the end of the prior fiscal year (“Indemnification Payment”). In the event of an Indemnification Payment, to the extent that inventory subject to an Indemnification Payment is subsequently sold by Product Handler, then Product Handler shall rebate to the Company the corresponding value of that product.

9. Expenses. While the Product Handler is engaged by the Company pursuant to this Agreement, the Company shall reimburse the Product Handler for reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by it in the performance of its duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.

10. Term of Agreement, Termination.

a.	The term of this Agreement shall commence on the Effective Date and continue until the tenth (10th) anniversary of the Effective Date, unless terminated earlier as set forth herein (the Term”).

b.	This Agreement may be terminated by the Parties as follows:

i.	The Company may terminate this Agreement for convenience with thirty (30) days prior written notice to the Product Handler at any time;

ii.	Either party may terminate this Agreement if the other party is in material breach of any of its obligations under this Agreement and fails to cure such breach within thirty (30) days after receiving written notice from the non-breaching Party of the existence of such breach and opportunity to cure the alleged breach;

iii.	Either party may terminate this Agreement if the other party becomes bankrupt, enters into a composition with its creditors, has a receiver appointed for its assets, or becomes the subject of any winding up of its business or any judicial or statutory proceeding relating to or arising out of its financial condition.

11. Indemnification.

a.	By the Product Handler. The Product Handler shall defend, indemnify and hold harmless the Company and its officers, directors, shareholders, employees, attorneys and agents of and from any and all claims, damages and expenses of every kind or nature whatsoever, including reasonable attorneys’ fees, arising from or relating to claims of third parties relating to any breach of this Agreement by the Product Handler or to Product Handling, except to the extent of the Company’s indemnification of the Product Handler pursuant to Paragraph 10b.

b.	By the Company. The Company shall defend, indemnify and hold harmless the Product Handler and its officers, directors, shareholders, employees, attorneys and agents of and from any and all claims, damages and expenses of every kind or nature whatsoever, including reasonable attorneys’ fees, arising from or relating to claims of third parties relating to any breach of this Agreement by the Company.

12. Miscellaneous Provisions.

a.	Status of Parties. In all matters relating to this Agreement, each party is an independent contractor and not an employee or agent of the other party. Other than as specifically provided in this Agreement, no party shall have authority, express or implied, to assume or create any obligation on behalf of the other party, or to represent the other party as agent, employee, or in any other capacity in any manner whatsoever. Nothing contained in this Agreement shall be construed or applied to create a partnership between the parties.

b.	Notices. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (I) when personally delivered, (ii) on the fifth (5th) business day after the date on which deposited in the mail, airmail postage prepaid, certified or registered mail, return receipt requested, or (iii) when delivered if sent by recognized express commercial delivery service (e.g., Federal Express, DHL, etc.), addressed to the party for whom intended at the address set forth below, or at such other address for which notice has been delivered in a manner permitted by this Paragraph 10b.

i.	If to the Company: 6800 Indian Creek Drive, Unit 101, Miami Beach, Florida 33141.

ii.	If to the Product Handler: 23658 San Vicente Road, Ramona, California 92065.

c.	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements and arrangements, whether written or oral, that may exist between the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or otherwise modified except by a writing duly executed by the parties.

d.	Binding Effect, Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Each party may assign this Agreement and its rights hereunder to an affiliate of that Party or in connection with a merger, acquisition, corporate reorganization, or sale of all or substantially all of that party’s assets relating to its business activities under this Agreement; provided that an assignment shall not relieve the assigning party of its obligations hereunder.

e.	Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants, conditions, rights or privileges of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

f.	Counterparts, Electronic Signature. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. The facsimile and/or electronic signature of a party hereto shall be of the same binding force and effect as that party’s original signature.

g.	Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

h.	Governing Law, Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of law principles. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in the Palm Beach County, Florida, in any legal suit, action, or proceeding arising out of or based upon this Agreement.

i.	Prevailing Party legal Fees. In any action to enforce or interpret this Agreement, the prevailing party in such action shall be awarded its reasonable attorneys’ fees and all costs incurred therein, through trial and through all appellate levels.

j.	Construction. The headings of paragraphs in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Paragraph” or “Paragraphs” refer to the corresponding Paragraph or Paragraphs of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. This Agreement has been negotiated by the respective parties hereto with full opportunity to obtain advice of their attorneys, and the parties waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

As to the Company:		As to the Product Handler

LQR HOUSE, INC.		KBROS, LLC

By:	/s/ Kumar Abhishek	By:	/s/ Shawn Kattoula
	Kumar Abhishek		Shawn Kattoula
As:	Chief Financial Officer	As:	President